UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 11, 2006 (April 5, 2006)
LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

12212 Technology Boulevard, Austin, Texas	78727

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 219-8020
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
     At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Luminex Corporation (the “Company”) on April 5, 2006, after consideration of presentations and recommendations of management, an independent compensation consultant, and such other matters and information as deemed appropriate, the Committee approved restricted stock awards and the 2006 cash performance incentive opportunities for the Company’s executive officers. The bonus opportunities for the Company’s executive officers other than Patrick J. Balthrop, the Company’s President and Chief Executive Officer, are referred to as the “Cash Bonus Plan,” and Mr. Balthrop’s bonus opportunity is the “CEO Bonus Plan.”
     Restricted Stock Awards to Executive Officers. Restricted shares of the Company’s common stock were granted to certain executive officers of the Company, pursuant to the Company’s 2000 Long-Term Incentive Plan (“2000 Plan”), as follows:

Name	Title	Number of Restricted Shares
Patrick J. Balthrop	Chief Executive Officer and President	32,000
Russell W. Bradley	Vice President, Business Development and Strategic Planning	12,503
Harriss T. Currie	Vice President, Finance and Chief Financial Officer	14,772
Gregory J. Gosch	Vice President, Marketing	10,157
James W. Jacobson	Vice President, Research and Development	9,324
Randel S. Marfin	Vice President, Sales & Business Development	9,324
Oliver H. Meek	Vice President, Manufacturing	5,980
David R. Reiter	Vice President, General Counsel and Corporate Secretary	8,855
     The shares of restricted stock will vest and become exercisable ratably in 20% annual increments over the next five years. The restricted stock awards are subject to the terms of the 2000 Plan and the individual award agreements substantially in the forms previously filed and incorporated herein by reference.
     Cash Bonus Plan. The Cash Bonus Plan is intended to provide incentives to the Company’s executive officers in the form of cash bonus payments for achieving certain performance goals established for them and to help align the interests of executives and shareholders with the ultimate goal of increasing shareholder value. The performance awards are based upon achievement of established Company performance goals (“Company Goals”) as well as personal business objectives (“Individual Goals”), in each case as determined by the Committee. The Company Goals are based on a number of specific financial metrics, including total revenue, totals of specific revenue components, operating profit/loss and net income/loss targets, with each objective given a specified weight. The Individual Goals vary by executive and are based on specified management initiatives, leadership and team contributions and/or execution against the Company’s strategic plan, with each objective given a specified weight.
     The total target awards under the Cash Bonus Plan are weighted 50% for the achievement of Company Goals and 50% for the achievement of Individual Goals, and are based on a target bonus established by the Committee for each participant. The target bonuses range from 40% to 50% of the executives’ base salaries depending on seniority levels and the provisions in any applicable employment contracts. Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. The Company Goals are subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Goals based on financial results between 85% to 120% of the applicable performance targets. Individual Goals are not subject to an over/underachievement scale. Accordingly, total awards can range from zero to a maximum of 150% of the target bonus. The Committee will make all calculations and determinations with respect to payment of bonuses under the Cash Bonus Plan in its sole discretion.
     CEO Bonus Plan. The CEO Bonus Plan is based upon achievement of certain financial targets, including operating performance targets and combined consumable and royalty revenue, on a Company level as well as certain business objectives, in each case as determined by the Committee. The business objectives are based on specified initiatives, with each objective given a specific weight. The total target awards under the CEO Bonus Plan are weighted approximately 50% for the achievement of the Company performance goals and approximately 50% for the achievement of Mr. Balthrop’s business objectives. The target bonus established by the Committee is 100% of Mr. Balthrop’s base salary. Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. Mr. Balthrop’s potential bonus is not subject to an over/underachievement scale. Mr. Balthrop’s total award under the CEO Bonus Plan will range from zero to a maximum of 100% of the target bonus, with no payouts permitted for performance below the respective target thresholds. The Committee will make all calculations and determinations with respect to payment of bonuses under the CEO Bonus Plan in its sole discretion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION
Date: April 11, 2006	By:	/s/ Harriss T. Currie
Harriss T. Currie
Vice President, Finance, Chief Financial Officer and Treasurer